FOR IMMEDIATE RELEASE	Contact:	Barry W. Harting
	Phone:	717-733-4181
	Email:	bharting@epnb.com

JAY S. MARTIN JOINS ENB FINANCIAL CORP BOARD OF DIRECTORS

(May 15, 2019) – Ephrata, PA – Jay S. Martin was appointed to the Board of Directors of ENB Financial Corp and its subsidiary, Ephrata National Bank at a meeting of the Board of Directors on May 15, 2019. Mr. Martin will begin his Board service on June 19, 2019, and will serve as a Class B Director of the Corporation until the 2021 annual meeting of shareholders. Mr. Martin has also been named to the Corporation’s Audit Committee.

Mr. Martin lives in Ephrata, PA, and is currently employed by Donegal Mutual Insurance Company where he serves as the Vice President of Information Security. He is credentialed as a CISSP (Certified Information Systems Security Professional) and has over 30 years of experience in various roles in information technology. In his current role, he facilitates the design and implementation of information security policy, track and reports on cybersecurity risks and activity, and monitors regulatory compliance to cybersecurity requirements for financial institutions.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.